Exhibit 99.1

News Release

For Immediate Release

JACKSON HEWITT ANNOUNCES

CORPORATE GOVERNANCE ENHANCEMENTS

PARSIPPANY, NJ – July 21, 2008 – Jackson Hewitt Tax Service Inc. (“Jackson Hewitt”) (NYSE: JTX) today announced that its Board of Directors (the “Board”) has unanimously approved enhancements to the Company’s corporate governance policies that will build on the Company’s existing solid foundation of corporate governance practices.

The specific corporate governance enhancements include the adoption of majority voting for uncontested elections of directors effective at its 2008 Annual Meeting of Stockholders. Additionally, Jackson Hewitt will present proposals at the Meeting providing stockholders with the opportunity to determine whether the Company should declassify its Board and to express their views on the Company’s Executive Officer pay programs and policies. These corporate governance enhancements follow the action Jackson Hewitt undertook in October 2007 to separate the roles of Chair of the Board and Chief Executive Officer. Under the Company’s By-Laws, the Chair of the Board must be an independent director.

“Jackson Hewitt is committed to pursuing corporate governance practices that are in the best interests of the Company and our stockholders,” said Margaret Milner Richardson, chair of the Board. “Instituting majority voting, taking steps to declassify our Board and providing for stockholder “Say on Pay” are all actions that increase Board accountability, give stockholders a greater voice in corporate matters and ensure tighter alignment of corporate and stockholder interests.”

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX), with approximately 6,800 franchised and company-owned offices throughout the United States during the 2008 tax season, is an industry leader providing full service individual federal and state income tax return preparation. Most offices are independently owned and operated. Jackson Hewitt is based in Parsippany, New Jersey. More information may be obtained at www.jacksonhewitt.com. To locate the Jackson Hewitt Tax Service® office nearest to you, call 1-800-234-1040

Contacts:

Investor Relations:	Media Relations:
David G. Weselcouch	Sheila Cort
Vice President,	Vice President,
Treasury and Investor Relations	Corporate Communications
973-630-0821	973-630-0680

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3 Sylvan Way, Parsippany, New Jersey 07054 Phone: 973.630.0821 Fax: 973.630.0812

www.jacksonhewitt.com